EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-12087, 333-68637, 333-94111, 333-42210, 333-56274, 333-90504 and 333-116740) pertaining to the 1993 Stock Option Plan, the 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Stock Option Plan, the 1997 Employee Stock Purchase Plan, 2000 Equity Incentive Plan, and the 2006 Equity Incentive Plan, and Registration Statements on Form S-3 (Reg. Nos. 333-68117, 333-72225, 333-79925, 333-92355, 333-47680, 333-134507, 333-142373 and 333-144153) and in the related Prospectuses of Avigen, Inc. of our report dated March 14, 2006, with respect to the 2005 and 2004 financial statements of Avigen, Inc., included in this Amendment No. 2 to Annual Report (Form 10-K/A) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Palo Alto, California
October 23, 2007